Exhibit (d)(24)

Ipsen, S.A.

42, rue du Docteur Blanche

75016 Paris

France

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

USA

Attention: Stephen Rosenfield

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States of America

Attention: Suzanne Sawochka Hooper

June 4, 2008

Re:                Conversion of the Convertible Notes and exercise of the Warrant

Dear Stephen:

In consideration of the transactions contemplated by the Agreement and Plan of Merger dated as of the date hereof (the Merger Agreement) by and among Tercica, Inc. (Tercica), Beaufour Ipsen Pharma, S.A.S. (the Purchaser) and a wholly-owned subsidiary of the Purchaser, and effective upon the execution thereof by all parties, Ipsen, S.A. (Ipsen) hereby irrevocably agrees that it will exercise the warrant issued by Tercica to Ipsen, dated October 13, 2006, in full for shares of Common Stock of Tercica and convert the First Senior Convertible Promissory Note issued by Tercica to Ipsen, dated October 13, 2006, Second Senior Convertible Promissory Note issued by Tribeca to Ipsen, dated September 17, 2007, and Third Senior Convertible Promissory Note issued by Tercica to Ipsen, dated September 17, 2007 (such warrant and convertible promissory notes, the Securities), for shares of Common Stock of Tercica promptly following execution of the Merger Agreement, upon the terms of the Securities. Upon receipt of the shares of Common Stock of Tercica issuable in connection with the exercise and conversions of the Securities described herein, the Securities will be cancelled.

[Signature Page Follows]

Yours sincerely,

/s/	Jean-Luc Bélingard

Duly authorized for and on behalf of Ipsen, S.A.

Acknowledgment

Received and agreed

/s/	Stephen N. Rosenfield

Duly authorized for and on behalf of Tercica, Inc.